As filed with the Securities and Exchange Commission on August 18, 2026

Registration No. 333-293950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NASUS PHARMA LTD.

(Exact name of Registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 284

Tel Aviv, Israel 6100201

Tel: +972.3.573.6632

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nasus Pharma, Inc.

850 New Burton Road, Suite 201

Dover, DE 19904

Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-293950), or the Registration Statement, of Nasus Pharma Ltd., or the Company, which was originally declared effective by the U.S. Securities and Exchange Commission, or the SEC, on March 13, 2026, and as amended pursuant to Post-Effective Amendment No. 1 to the Registration Statement, declared effective by the SEC on March 31, 2026, is being filed: (i) pursuant to the undertakings in Item 9 of the Registration Statement to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; and (ii) to include an updated prospectus related to the offer of ordinary shares that were registered on the Registration Statement.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid by the Company at the time of the original filing of the Registration Statement with the SEC.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 18, 2026

PROSPECTUS

NASUS PHARMA LTD.

Up to 5,121,308 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 5,121,308 Ordinary Shares, no par value per share, or the Ordinary Shares consisting of (i) up to 2,425,883 Ordinary Shares held by the selling shareholders and (ii) 2,695,425 Ordinary Shares issuable upon the exercise of warrants, or the Warrants. This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. See “Use of Proceeds”. The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the NYSE American LLC, or NYSE American, under the symbol “NSRX”. The last reported closing price on the NYSE American of our Ordinary Shares on August 18, 2026 was $3.65 per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer” as defined under the U.S. federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and in our Annual Report on Form 20-F for our fiscal year ended December 31, 2025, or our 2025 Annual Report, which is incorporated by reference into this prospectus. Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2026

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the Ordinary Shares, and seeking offers to buy the Ordinary Shares, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our,” the “Company” and “Nasus” refer to Nasus Pharma Ltd. and our wholly-owned subsidiary, Nasus Pharma, Inc.

We are incorporated in the State of Israel and our wholly-owned subsidiary, Nasus Pharma Inc., is incorporated in the State of Delaware. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

TRADEMARKS

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, this prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information incorporated by reference in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

PRESENTATION OF FINANCIAL INFORMATION

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, references to “Euro” or “€” mean the currency of the European Union and references to “dollars” or “$” mean U.S. dollars. Unless otherwise noted, all translations from NIS to U.S. dollars in this prospectus were made at a rate of NIS 2.978 for $1.00, the exchange rate as of June 30, 2026, published by the Bank of Israel. All translations from Euro to U.S. dollars in this prospectus were made at a rate of €1.00 for $1.1417, the exchange rate as of June 30, 2026, published by the H.10 statistical release of the Federal Reserve Board. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in this prospectus and other financial data appearing in this prospectus.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the section titled “Risk Factors” and the risks described under “Risk Factors” under Item 3.D. – “Risk Factors” in our 2025 Annual Report, or any updates in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, including our financial statements and related notes incorporated by reference into this prospectus.

Our Company

We are a clinical-stage specialty pharmaceutical company focused on the development of innovative intranasal products. Intranasal administration is especially suitable for medical emergencies when prompt drug administration is critical, since the nose is lined up with a very rich vascular bed enabling quick drug absorption. We are developing a unique powder-based intranasal, or PBI, technology with a specialized product portfolio to address acute medical conditions and public health threats. We believe that PBI may be superior over liquid-based solutions due to potentially significantly higher dispersion of powder throughout the nasal cavity, thus creating a larger absorption area and enabling more rapid and higher drug absorption. In addition, the uniform spherical powder particles of our proprietary formulation may enhance the consistency and reliability of the delivered dose. The initial clinical trials of our PBI products involving different molecules performed thus far have demonstrated quicker and higher drug absorption over similar solution-based nasal products. However, to date we have only tested our product candidates on a relatively small patient population and none of our products have been approved by the U.S. Food and Drug Administration, or the FDA. Prior to obtaining FDA approval of any of our product candidates, we will need to perform additional clinical testing of our product candidates to confirm any benefits and advantages our products may have over similar nasal products.

Our mission is to offer better protection to patients during acute, severe and life-threatening medical conditions by an effective, user-friendly and immediately active PBI specialized products. To help achieve this we are focused on developing NS002, an Intranasal Epinephrine, and we have also been developing NS001, an Intranasal Naloxone, which we have paused, planning to pursue partnering opportunities for further development of NS001. We currently have no FDA-approved products. Development and regulatory approval of NS002 and NS001 will require significant costs and our success will depend, in part, on gaining market acceptance. In order to gain market acceptance in the United States, we will require specific approval from the FDA for our product candidates. We intend to seek approval of NS002 as an approved molecule and a new delivery route (with EpiPen autoinjector as the reference device) under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FFDCA, and the comparable hybrid pathway in the European Union, or EU, though the FDA may not agree our candidates satisfy the requirements. To date we have conducted a twelve-patient pilot study and a twelve patients Phase 2 study of NS002 which was not powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be accurate due to small sample size. The pharmacokinetic, or PK, results of our Phase 2 study are in line with the known attributes of our nasal powder technology, namely: immediate absorption of Epinephrine and reaching higher peak plasma Epinephrine levels quicker compared to intramuscular, or IM, Epinephrine injections. In November 2025, we launched an additional Phase 2 study for NS002 in Canada, an open-label, fixed-sequence trial designed to evaluate the pharmacokinetic parameters and hemodynamic responses of NS002 compared to EpiPen in 50 healthy adults with a history of allergic rhinitis. In March 2026, we announced positive topline results from this Phase 2 study. We intend to initiate an additional Phase 2 study evaluating self-administration, and we plan to initiate our pivotal clinical Phase 3 study in the fourth quarter of 2026, prior to submission to the FDA for marketing approval. We also intend to separately perform various stability, reliability, usability, preclinical and pediatric studies. We have not yet made an IND application for NS002. IND submission for NS002 is planned for the third quarter of 2026 following the completion of the additional Phase 2 studies.

In addition, we are developing NS003, our proprietary intranasal powder formulation of ondansetron, for the treatment of chemotherapy-induced and post-operative nausea and vomiting. In June 2026, we announced positive results from completed preclinical animal studies of NS003, which demonstrated a pharmacokinetic profile comparable to intravenous ondansetron and a favorable safety profile. We plan to initiate a first-in-human pharmacokinetic study in the third quarter of 2026.

The following graphic depicts the stages of development of our products and potential products.

Epinephrine

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Our platform technology can also be incorporated into other products as it has been tested with additional preclinical and in-vitro molecules based on our proprietary nasal powder formulation and technology, including intranasal midazolam powder nasal spray for the treatment of acute seizures, intranasal atropine powder nasal spray for the treatment of organophosphate poisoning and intranasal ondansetron powder nasal spray for the treatment of intractable vomiting. Competition in the pharmaceutical industry is intense, with many competitors possessing greater resources, experience and market presence.

To date, we have incurred significant operating losses, generated no revenues from existing products, and as of June 30, 2026, our accumulated deficit was $24.5 million. We expect that we will need to raise substantial additional funding in the future.

Recent Developments

February 2026 Private Placement

On February 10, 2026, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a private placement financing, or the February 2026 Private Placement. Pursuant to the Securities Purchase Agreement, certain investors purchased 2,695,425 of our Ordinary Shares and Warrants to purchase up to 2,695,425 Ordinary Shares at a combined purchase price of $5.565 per share. The Warrants have an exercise price of $6.53 per share, were immediately exercisable, and expire upon the earlier of two years from the date of issuance and 30 trading days following our announcement of the top-line results of the our NS002 pivotal study.

The offering resulted in gross proceeds to us of $15.0 million, before deducting placement agent fees and other offering expenses. Exercise of the Warrants in full would result in an additional $17.6 million in gross proceeds to us. We intend to use the net proceeds from the February 2026 Private Placement for our ongoing clinical development of NS002 for anaphylaxis treatment, the initiation of first-in-human studies for other products in our pipeline, working capital and general corporate purposes.

In connection with the February 2026 Private Placement, we also entered into a placement agency agreement, or the Placement Agency Agreement, with Citizens JMP Securities, LLC, as the lead placement agent, or Citizens, and Laidlaw & Company (UK) Ltd. as a co-placement agent, or Laidlaw, and together with Citizens, the Placement Agents, dated February 10, 2026. We agreed to pay the Placement Agents a cash placement fee equal to 6.0% of the gross proceeds received in the February 2026 Private Placement. We also agreed to reimburse the Placement Agents for all reasonable expenses, including, without limitation, fees and disbursements of the Placement Agents’ counsel, incurred in connection with the offering in an amount equal to $55,000. Laidlaw also acted as financial advisor to us in connection with the February 2026 Private Placement for additional compensation.

Transition of Chief Executive Officer

On July 24, 2026, we entered into a mutual separation agreement with Mr. Dan Teleman, pursuant to which he agreed to resign from his position as our Chief Executive Officer and from the Company’s Board of Directors, effective July 22, 2026.

On July 27, 2026, our Board of Directors appointed Mr. Brendan P. O’Grady to serve as our new Chief Executive Officer, effective as of such date. In connection with Mr. O’Grady’s appointment, our wholly-owned subsidiary, Nasus Pharma Inc., entered into an employment agreement with Mr. O’Grady, dated as of July 27, 2026.  The Board of Directors also appointed Mr. O’Grady to fill the vacancy on the Board of Directors as a result of Mr. Teleman’s resignation, and he will serve as a Class III director until  our 2028 annual general meeting of shareholders.

Corporate Information

We are an Israeli corporation and were incorporated in Israel in May 2019 under the name Nasus Pharma Ltd. We do not own or lease any office or other physical facilities. We maintain a mailing address at P.O. Box 284, Tel Aviv, Israel 610020, and our telephone number is +972.3.573.6632. Our website address is www.nasus-pharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and not being required to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We could remain an “emerging growth company” until the end of the fifth year following this offering, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are currently exempt from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE American Listing Rules for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company,” until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

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THE OFFERING

Issuer	Nasus Pharma Ltd.

Ordinary Shares issued and outstanding	11,710,808 Ordinary Shares

Ordinary Shares offered by Selling Shareholders	Up to 5,121,308 Ordinary Shares

Ordinary Shares to be outstanding after this offering(1)	14,406,233 Ordinary Shares, assuming the exercise in full of all of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We intend to use the proceeds from the exercise of the Warrants (to the extent Warrants are exercised by the selling shareholders) for ongoing clinical development of NS002 for anaphylaxis treatment, the initiation of first-in-human studies for other products in our pipeline, working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section beginning on page 3 of this prospectus and in our 2025 Annual Report incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

NYSE symbol	“NSRX”.

(1)	The number of the Ordinary Shares to be outstanding immediately after this offering is based on 11,710,808 ordinary shares, outstanding as of August 17, 2026, and excludes:

●	817,567 Ordinary Shares issuable upon the exercise of share options to directors, employees and consultants under our 2019 Incentive Option Plan, or the 2019 Plan, outstanding as of August 17, 2026, at a weighted average exercise price of $5.31 per share, of which 414,296 were vested as of August 17, 2026;
●	205,611 Ordinary Shares reserved for future grants under the 2019 Plan as of August 17, 2026; and
●	37,614 Ordinary Shares issuable upon the exercise of warrants issued to the underwriters, or the Underwriters Warrants, in our initial public offering, or the IPO, at an exercise price of $10.00 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect us and our securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	the regulatory pathways that we may elect to utilize in seeking European Medicines Agency, or EMA, FDA and other regulatory approvals;
●	obtaining EMA and FDA approval of, or other regulatory action in Europe or the United States and elsewhere with respect to Intranasal Epinephrine, Intranasal Naloxone or other product candidates that we may seek to develop;
●	the commercial launch and future sales of Intranasal Epinephrine or any other future product candidates;
●	our expectations regarding the timing of commencing further clinical trials, the process entailed in conducting each such trial, including dosages, and the order of such trials with each of our product candidates or whether such trials will be conducted at all;
●	third-party payor reimbursement for Intranasal Epinephrine;
●	our estimates regarding anticipated expenses, capital requirements, and our needs for additional financing;
●	changes to the patient market size and market adoption of Intranasal Epinephrine by physicians and patients;
●	the timing, cost, regulatory approvals or other aspects of the commercial launch of Intranasal Epinephrine;
●	submission of a Marketing Authorisation Application, or MAA, and New Drug Application, or NDA, with the EMA and FDA for Intranasal Epinephrine;
●	completion and receiving favorable results of clinical trials for Intranasal Epinephrine and Intranasal Naloxone;
●	our use of proceeds from the February 2026 Private Placement;
●	our ability to raise capital through the issuance of additional securities;
●	issuance of patents to us by the U.S. PTO and other governmental patent agencies and our ability to maintain, protect, and enhance our intellectual property;
●	the development and commercialization, if any, of any other product candidates that we may seek to develop;
●	the ability of our management team to lead the development of our product candidates;
●	our expectations regarding licensing, acquisitions, and strategic operations;
●	general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front war Israel is facing;
●	projected capital expenditures and liquidity;
●	the impact of competition and new technologies;
●	changes in our strategy; and
●	litigation.

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These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we intend to use the proceeds from the exercise of the Warrants for ongoing clinical development of NS002 for anaphylaxis treatment, the initiation of first-in-human studies for other products in our pipeline and for working capital and general corporate purposes.

The selling shareholders will receive all of the net proceeds from the sale of any Ordinary Shares offered by them under this prospectus. See “Selling Shareholders.” The selling shareholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax, legal services or any other expenses incurred by the selling shareholders in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026:

●	on an actual basis;
●	on an as adjusted basis to give effect to the full exercise of the Warrants issued in the February 2026 Private Placement.

You should read this table in conjunction with our Unaudited Interim Financial Statements as of June 30, 2026 and “Management’s Discussion and Analysis of Financial Condition and results of Operations for the Six Months Ended June 30, 2026” attached as Exhibits 99.1 and 9.2, respectively, to our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on August 17, 2026 and incorporated by reference in this prospectus.

	As of June 30, 2026
U.S. dollars in thousands	Actual	As Adjusted(1)

Cash and cash equivalents	7,818	$25,419

Shareholders’ equity:
50,000,000 Ordinary Shares authorized as of June 30, 2026; and 11,710,808 Ordinary Shares issued as of June 30, 2026; 14,406,233 Ordinary Shares on an as adjusted basis.	-	-
Additional paid-in capital	35,458	53,059

Accumulated deficit	(24,462)	$(24,462)
Total shareholders’ equity	10,996	$28,597

Total capitalization	10,996	$28,597

(1)	Unaudited.

The number of Ordinary Shares is based on 11,710,808 Ordinary Shares issued and outstanding as of June 30, 2026, and excludes the following as of such date:

●	817,571 Ordinary Shares issuable upon the exercise of share options to directors, employees and consultants under the 2019 Plan outstanding as of June 30, 2026, at a weighted average exercise price of $5.31, of which 374,962 were vested as of June 30, 2026;
●	205,611 Ordinary Shares reserved for future grants under the 2019 Plan; and
●	37,614 Ordinary Shares issuable upon the exercise of the Underwriters Warrants, at an exercise price of $10.00 per share.

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SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the Warrants. For additional information regarding the issuances of those Ordinary Shares and Warrants, see “February 2026 Private Placement” above. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares and Warrants, and as otherwise disclosed herein, the selling shareholders have not held a position as an officer or a director of ours or had any material relationship with or any of our affiliates us within the past three years, except for Mr. Udi Gilboa, who is our co-founder and Executive Chairman of the board of directors, and Dr. Ronnie Hershman, who serves as the Managing Member of Hershman Holdings LLC and is a director of the Company.

A selling shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, except as set forth below, none of the selling shareholders is an affiliate of a broker-dealer and there are no participating broker-dealers.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the Ordinary Shares and Warrants, as of August 17, 2026, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of Ordinary Shares issued to the selling shareholders in the February 2026 Private Placement described above and (ii) the maximum number of Ordinary Shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

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Under the terms of the Warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99%, 9.99% or 24.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders are not making any representation that any Ordinary Shares covered by this prospectus will be offered for sale. Because we do not know how long each of the selling shareholders will hold the Warrants, whether any will exercise the Warrants and, upon such exercise, how long each such selling shareholder will hold the Ordinary Shares before selling them, and because each of the selling shareholders may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling shareholder upon completion of this offering. In addition, each selling shareholder may have sold, transferred or otherwise disposed of its securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change the selling shareholders list and the securities that may be resold.

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage (2)	Number	Number	Percentage (2)
3i LP	539,084	(3)	3.7%	539,084	0	*	%
Armistice Capital Master Fund Ltd.	269,542	(4)	1.8%	269,542	0	*	%
Atlas Private Holdings (Cayman) Ltd.	1,796,946	(5)	9.9%	1,796,946	0	*	%
Class IV Fund, LP	179,696	(6)	1.2%	179,696	0	*	%
Funds managed by Empery Asset Management, LP	179,696	(7)	1.2%	179,696	0	*	%
Funicular Funds, LP	718,780	(8)	4.9%	718,780	0	*	%
Hershman Holdings, LLC	927,126	(9)	6.4%	35,940	891,186	6.2%
Hudson Bay Master Fund Ltd.	269,542	(10)	1.9%	269,542	0	*	%
Michael Gibber	194,212	(11)	1.2%	35,940	158,272	1.1%
Red Hook Fund LP	89,848	(12)	*%	89,848	0	*	%
The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants	179,696	(13)	1.2%	179,696	0	*	%
Udi Gilboa	1,942,446	(14)	13.5%	35,940	1,906,506	13.2%
Velan Capital Master Fund LP	718,780	(15)	4.9%	718,780	0	*	%
Viking Resources LLC	71,878	(16)	*%	71,878	0	*	%

*	less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of August 17, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

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(2)	The applicable percentage of beneficial ownership is based on 14,406,233 Ordinary Shares that will be issued and outstanding immediately after this offering, and assumes the exercise of all of the Warrants.

(3)	Includes (i) 269,542 Ordinary Shares issued and outstanding and (ii) 269,542 Ordinary Shares issuable upon the exercise of the Warrants. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. Based on information provided to us by 3i LP on February 27, 2026.

(4)	Includes 269,542 Ordinary Shares issuable upon the exercise of the Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Based on information provided to us by Armistice Capital Master Fund LLC on August 16, 2026.

(5)	Includes (i) 898,473 Ordinary Shares issued and outstanding and (ii) 898,473 Ordinary Shares issuable upon the exercise of the Warrants. The percentage in the table above gives effect to the 9.99% beneficial ownership limitation set forth under the terms of the Warrants. Balyasny Asset Management L.P. is the investment adviser of Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. Atlas Private Holdings (Cayman) Ltd.’s address is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman KY1-1104, Cayman Islands, and Balyasny Asset Management L.P.’s address is 444 West Lake Street, 50th Floor, Chicago, IL 60606. Based on information provided to us by Atlas Private Holdings (Cayman) Ltd. on August 16, 2026.

(6)	Includes (i) 89,848 Ordinary Shares issued and outstanding and (ii) 89,848 Ordinary Shares issuable upon the exercise of the Warrants. Bradford Spencer Seagraves has the voting and dispositive power over the shares held by Class IV Fund, LP. Class IV Fund, LP’s address is 128 Saddle Rd., Unit 201, Ketchum, ID 83340. Based on information provided to us by Class IV Fund, LP on February 26, 2026.

(7)	Includes (i) 63,730 Ordinary Shares held by Empery Asset Master, Ltd. (“EAM”), (ii) 26,118 Ordinary Shares held by Empery Tax Efficient, LP (“ETE” and collectively with EAM, the “Empery Funds”), (iii) 63,730 Ordinary Shares issuable upon the exercise of the exercise of the Warrants held by EAM and (iv) 26,118 Ordinary Shares issuable upon the exercise of the exercise of the Warrants held by ETE. Empery Asset Management LP, the authorized agent of each of the Empery Funds), has discretionary authority to vote and dispose of the shares held by the Empery Funds and may be deemed to be the beneficial owner of these shares. Ryan Lane, in his capacity as the chief investment officer of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by the Empery Funds. Each of the Empery Funds and Mr. Lane each disclaim any beneficial ownership of these shares. The address of each of the Empery Funds is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020. Based on information provided to us by Empery Asset Management, LP on February 24, 2026.

(8)	Includes (i) 359,390 Ordinary Shares issued and outstanding and (ii) 359,390 Ordinary Shares issuable upon the exercise of the Warrants. The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of the Warrants. Jacob Ma-Weaver has the voting and dispositive power over the shares held by Funicular Funds, LP. Funicular Funds, LP.’s address is 601 California Street, Suite 1151, San Francisco, CA 94108. Based on information provided to us by Funicular Funds, LP on February 26, 2026.

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(9)	Includes (i) 909,156 Ordinary Shares Ordinary Shares issued and outstanding and (ii)17,970 Ordinary Shares issuable upon the exercise of the Warrants. Dr. Ronnie Hershman has the voting and dispositive power over the shares held by Hershman Holdings LLC. Dr. Hershman’s address is 43 Willow Road, Woodmere, NY 11598. Based on information provided to us by Dr. Hershman on August 16, 2026.

(10)	Includes (i) 134,771 Ordinary Shares issued and outstanding and (ii) 134,771 Ordinary Shares issuable upon the exercise of the Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Hudson Bay Master Fund Ltd.’s address is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902. Based on information provided to us by Hudson Bay Master Fund Ltd. on August 16, 2026.

(11)	Includes (i) 176,242 Ordinary Shares issued and outstanding and (ii) 17,970 Ordinary Shares issuable upon the exercise of the Warrants. Mr. Gibber has the voting and dispositive power over the shares. Mr. Gibber’s’ address is 5021 Grosvenor Avenue, New York, NY 10471. Based on information provided to us by Mr. Gibber on February 27, 2026.

(12)	Includes (i) 44,924 Ordinary Shares issued and outstanding and (ii) 44,924 Ordinary Shares issuable upon the exercise of the Warrants. Red Hook Asset Management LLC (the “Investment Manager”), a Delaware limited liability company, is the investment advisor to the Red Hook Fund and Red Hook Fund GP LLC (“General Partner”) is the general partner of the Red Hook Fund. Mathew Lazarus and Jeff Lopatin are the managing members of the Investment Manager and the General Partner, and may each be deemed to beneficially own the shares beneficially owned by the Red Hook Fund LP. Mathew Lazarus and Jeff Lopatin each disclaims beneficial ownership of securities beneficially owned by the Red Hook Fund LP. Red Hook Fund LP’s address is 44 Ball Road, Mountain Lakes, NJ 07046. Based on information provided to us by Red Hook Fund LP on February 27, 2026.

(13)	Includes (i) 89,848 Ordinary Shares issued and outstanding and (ii) 89,848 Ordinary Shares issuable upon the exercise of the Warrants. Michael M. Kellen has the voting and dispositive power over the shares held by The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants. The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants’ address is c/o Bleichroeder LP, 1345 Avenue of the Americas, 47th Floor, New York, NY 10105. Based on information provided to us by The Nina Gorrissen 2014 Trust fbo Michael M. Kellen and His Descendants on February 27, 2026.

(14)	Includes (i) 1,919,281 Ordinary Shares issued and outstanding, (ii) 5,195 Ordinary Shares held by Formulex Pharma Innovations Ltd.; and (iii)17,970 Ordinary Shares issuable upon the exercise of the Warrants. Mr. Gilboa does not have voting nor dispositive power over the shares held by Formulex. Mr. Gilboa’s address is Yigal Alon 65 Tel Aviv, Israel 6744317. Based on information provided to us by Mr. Gilboa on August 16, 2026.

(15)	Includes (i) 359,390 Ordinary Shares issued and outstanding and (ii) 359,390 Ordinary Shares issuable upon the exercise of the Warrants. The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of the Warrants. Velan Capital Holdings LLC (“Velan GP”), as the general partner of the Selling Stockholder, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Velan Capital Investment Management LP (“Velan Capital”), as the investment manager of the Selling Stockholder, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Balaji Venkataraman, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Adam Morgan, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Velan Capital Master Fund LP’s address is c/o Velan Capital Investment Management LP, 100 North Main Street, Suite 301 Alpharetta, GA 30009. Based on information provided to us by Velan Capital Master Fund LP on August 16, 2026.

(16)	Includes (i) 35,939 Ordinary Shares issued and outstanding and (ii) 35,939 Ordinary Shares issuable upon the exercise of the Warrants. Joy Gardini has the voting and dispositive power over the shares held by Viking Resources LLC. Viking Resources LLC’s address is 168 West Islip Road, West Islip, NY 11795. Based on information provided to us by Viking Resources LLC on February 26, 2026.

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PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete, and are qualified in their entirety by reference to our amended and restated articles of association, which is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

In connection with our IPO, we effected a 1-for-4.77008 forward share split of our Ordinary Shares on August 6, 2025. Unless the context otherwise requires, all share and per-share amounts in this prospectus reflect this forward share split and the related adjustments to outstanding options and warrants.

General

As of August 17, 2026, our authorized share capital consisted of 50,000,000 Ordinary Shares, no par value per share, of which 11,710,808 shares were issued and outstanding as of such date. All our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 516022712.

Conversion of Classes of Ordinary Shares

Following the completion of the IPO in August 2025, all of our Class A, Class A-1, Class A-2, Class A-3, Class A-3A, and Class A-3B Ordinary Shares outstanding were automatically converted into Ordinary Shares.

Ordinary Shares

In the last three years, we have issued no Ordinary Shares for share options exercised as part of our option plan.

Our Articles of Association

Purposes and Objects of the Company

Our purpose is set forth in Article 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

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Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected at an annual general meeting of our shareholders and serve on the board of directors until the third annual general meeting (except for external directors) or until their successors are duly elected and qualified, or until he or she resigns or unless he or she is removed by a resolution adopted at an annual general meeting by a majority of 70% of the voting power represented at the meeting in person or by proxy and voting thereon, in accordance with the Companies Law and our amended and restated articles of association.

Our amended and restated articles of association provide for a staggered board of directors consisting of three classes of directors. Our directors are generally elected and/or re-elected by the general meeting and, other than under certain exceptions, serve in office until the third annual general meeting after the general meeting in which such director was appointed, at which time such directors may be re-elected or replaced.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and at least 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power, or the Non Exempted Holding.

However, under exemptions applicable to Israeli companies whose securities are listed for trade on stock exchanges outside of Israel, or the Exemptions Regulations, the board of directors of an Israeli company shall convene a special meeting at the request of one or more shareholders holding at least 10% of the issued and outstanding share capital, and at least 1% of the voting rights in the company, or one or more shareholders holding at least 10% of the voting rights in the company, provided that if the applicable law to companies incorporated in the country which the company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than 10%, then the Non Exempted Holding shall apply.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter on the agenda of the general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such matter at the general meeting of shareholders. However, under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include a nomination of a candidate for a position on the board of directors or the termination of a director, as an item on the agenda of a future general meeting, provided that the shareholder holds at least 5% of the voting rights of the company.

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Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

●	dissolution of the Company by the court and voluntary dissolution of the Company in a regular or an expedited procedure.

Notices

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The provisions of the Companies Law and the regulations promulgated thereunder require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 (as applicable) days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law and pursuant to our amended and restated articles of association, the quorum required for our general meetings consists of at least two shareholders present in person or by proxy, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place, (ii) to such other date, time and place as prescribed in the notice to the shareholders for such meeting, or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged for the adjourned meeting, then, if the original meeting was convened upon a shareholder requisition under Section 63 of the Companies Law, one or more shareholders present in person or by proxy and holding the number of shares required for making such requisition shall constitute a quorum, and in any other case any shareholder present in person or by proxy shall constitute a quorum.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

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Changing Rights Attached to Shares

Unless otherwise provided by the Companies Law or our amended and restated articles of association, and subject to any applicable law, our amended and restated articles of association provide that the rights attached to any class of shares may be modified or canceled by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

Certain provisions of our amended and restated articles of association may have the effect of delaying, deferring or preventing a change in control of the Company, including our classified board of directors, the requirement of a 70% majority vote to remove directors, and the board’s authority to adopt protective measures, such as a shareholder rights plan. Other than these provisions, our amended and restated articles of association do not contain specific provisions that would operate only with respect to a merger, acquisition or corporate restructuring involving us or our subsidiary. However, as described below, certain provisions of the Companies Law may have such effect.

Merger

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

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Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a special tender offer shall not apply if the law applicable to companies incorporated in the country in which the foreign company is listed for trade includes restrictions on the acquisition of control of any portion of the company, or that the acquisition of control requires the purchaser to conduct a tender offer to the company’s shareholders.

Full Tender Offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Tax Treatment

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

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Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Ordinary Shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$3,551.15	*
Legal fees and expenses	$280,000	*
Accounting fees and expenses	$40,000	*
Miscellaneous	$25,000	*
Total	$348,551.15	*

*	Previously paid.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements of Nasus Pharma Ltd. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial portion of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

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Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment are not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty under the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further and our officers, directors and principal shareholders are currently exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions thereunder. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and intend to submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.nasuspharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 25, 2026;
●	Our Reports of Foreign Private Issuer on Form 6-K, submitted to the SEC on March 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second paragraph thereof), June 9, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fourth paragraph thereof) and July 28, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second, third and fourth paragraphs thereof), August 17, 2026 (with respect to the press release attached therewith as Exhibit 99.3, excluding the first paragraph thereof) and;
●	The description of our securities contained in our Form 8-A (File No. 001-42796), filed with the SEC on August 8, 2025, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: P.O. Box 284, Tel Aviv, Israel 6100201, or via e-mail: eyalr@NasusPharma.com, Attention: Eyal Rubin, Chief Financial Officer and Executive Vice President.

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Up to 5,121,308 Ordinary Shares

PROSPECTUS

                      , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court,: (1) in proceedings that the company institutes, or are instituted on the company’s behalf, or by another person, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

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The Companies Law also permits if a company adds a provision in the articles of association to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, and to other limitations detailed in the indemnification agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and with respect to directors and the chief executive officer by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is, also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

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Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since August 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

In March 2023 through April 2023, we entered into SAFEs for aggregate proceeds of $995,000, collectively, the 2023 SAFEs. Per the terms of the 2023 SAFEs, the subscription amounts under such SAFEs were converted into 305,085 Class A-3B Ordinary Shares following the completion of the IPO in August 2025.

In March 2024 through March 2025, we entered into SAFEs in the aggregate amount of $1,986,500, or the 2024 SAFEs, of which $550 thousand were canceled and terminated during November 2024 and December 2025. In addition, pursuant to the terms of the July 2022 Loan Exchange Letter and the February 2023 Loan Exchange Letter, the July 2022 Loan and February 2023 Loan were converted into 2024 SAFEs in the amount of $570,364 and $66,203, respectively; however, no additional proceeds were received pursuant to said exchanges. Per the terms of the 2024 SAFEs, the subscription amounts under the SAFEs were converted into our Ordinary Shares upon the effectiveness of our IPO Registration Statement in August 2025, at a conversion price reflecting a discount of 35%.

On February 12, 2026, we closed a private placement for the sale of 2,695,425 Ordinary Shares and warrants, or the Warrants, to purchase up to 2,695,425 Ordinary Shares, at a combined purchase price of $5.565 per share. We received aggregate gross proceeds of approximately $15.0 million, before deducting placement agent fees and other offering expenses. The Warrants issued pursuant to the private placement have an exercise price of $6.53 per Ordinary Share, were immediately exercisable and will expire upon the earlier of two years from the date of issuance and 30 trading days following our announcement of the top-line results of the our NS002 pivotal study.

Since August 2023, we granted our directors, officers, consultants and employees options to purchase 642,566 Ordinary Shares under our 2019 Incentive Option Plan, at an exercise price ranging between $1.23 and $8.00 per Ordinary Share. Further, since August 2023, no Ordinary Shares were issued upon exercise of options, and no options to purchase Ordinary Shares were forfeited and expired.

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Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

3.1	Amended and Restated Articles of Association of Nasus Pharma Ltd. (incorporated herein by reference to Exhibit 99.1 to our Form 6-K (File No. 001-42796) filed with the SEC on March 6, 2026).
4.1+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-288582) filed with the SEC on July 9, 2025).
4.2+	Nasus Pharma Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Registration Statement on Form F-1 (File No. 333-288582) filed with the SEC on July 9, 2025).
4.3	Form of Ordinary Share Purchase Warrant (incorporated herein by reference to Exhibit 4.1 to our Form 6-K (File No. 001-42796) filed with the SEC on February 12, 2026)
5.1&	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Nasus Pharma Ltd.
10.1	Nasus Pharma 2019 Incentive Option Plan (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-288582) filed with the SEC on July 9, 2025).
10.2	Nasus Pharma Sub-Plan for U.S. Persons to the Company’s 2019 Incentive Option Plan (incorporated herein by reference as Exhibit A included in Exhibit 99.2 to our Form 6-K (File No. 001-42796) filed with the SEC on January 29, 2026).
10.3	License Agreement, dated May 1, 2019, by and between Nasus Pharma Ltd. and Formulex Pharma Innovations Ltd. (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form F-1 (File No. 333-288582) filed with the SEC on July 9, 2025).
10.4	Form of Securities Purchase Agreement between Nasus Pharma Ltd. and the investors named therein, dated February 10, 2026 (incorporated herein by reference to Exhibit 10.1 to our Form 6-K (File No. 001-42796) filed with the SEC on February 12, 2026)
10.5	Form of Placement Agency Agreement between Nasus Pharma Ltd., Citizens JMP Securities, LLC, and Laidlaw & Company (UK) Ltd., dated February 10, 2026. (incorporated herein by reference to Exhibit 10.2 to our Form 6-K (File No. 001-42796) filed with the SEC on February 12, 2026)
10.6	Form of Registration Rights Agreement between Nasus Pharma Ltd. and the investors named therein, dated February 10, 2026. (incorporated herein by reference to Exhibit 10.3 to our Form 6-K (File No. 001-42796) filed with the SEC on February 12, 2026)
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network.
23.2&	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney.
107&	Filing Fee Table.

*	Filed herewith.
&	Previously filed.
+	Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on August 18, 2026.

Nasus Pharma Ltd.

By:	/s/ Brendan O’Grady
Brendan O’Grady
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Nasus Pharma Ltd. hereby constitute and appoint each of Mr. Brendan O’Grady and Mr. Eyal Rubin with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act. Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brendan O’Grady	Chief Executive Officer and Director	August 18, 2026
Brendan O’Grady	(Principal Executive Officer)

/s/ Eyal Rubin	Chief Financial Officer and Executive Vice President	August 18, 2026
Eyal Rubin	(Principal Financial and Accounting Officer)

/s/ Udi Gilboa	Co-Founder and Executive Chairman of the	August 18, 2026
Udi Gilboa	Board of Directors

/s/ Dr. Dalia Megiddo	Co-Founder, Director	August 18, 2026
Dr. Dalia Megiddo

/s/ Dr. Ronnie Hershman	Director	August 18, 2026
Dr. Ronnie Hershman

/s/ David Silberman	Director	August 18, 2026
David Silberman

/s/ Dr. Sharon Shachman	Director	August 18, 2026
Dr. Sharon Shachman

/s/ Isaac Israel	Director	August 18, 2026
Isaac Israel

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Nasus Pharma Inc., the duly authorized representative in the United States of Nasus Pharma Ltd., has signed this registration statement on August 18, 2026.

/s/ Eyal Rubin
Eyal Rubin
President

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